UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 18, 2005
THE HOME DEPOT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8207	95-3261426

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2455 Paces Ferry Road, N.W. Atlanta, Georgia 30339

(Address of Principal Executive Offices) (Zip Code)
(770) 433-8211

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 18, 2005, the Board of Directors of The Home Depot, Inc. (the “Company”), upon recommendation of the Leadership Development and Compensation Committee, modified the compensation of non-management directors. Changes to the cash retainer and committee retainer fees are effective August 18, 2005. All other changes are effective for the compensation year beginning with the 2006 Annual Meeting of Stockholders.
     The annual cash retainer was increased to $50,000. The annual stock retainer was increased to $230,000 payable in the form of deferred shares granted under the Company’s 2005 Omnibus Stock Incentive Plan. The annual award of options to purchase 9,000 shares of the Company’s common stock was eliminated. The Audit Committee chair retainer was increased to $15,000 and the chair retainer for all other committees was increased to $10,000. In all other respects, the compensation of non-management directors remains unchanged.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On August 19, 2005, in connection with organizational changes announced by the Company, and as more fully described in the Company’s press release attached hereto as Exhibit 99.1, Mr. Tom Taylor replaces Mr. John Costello as Executive Vice President – Merchandising and Marketing. The Company expects that it will enter into a separation agreement with Mr. Costello. Mr. Carl Liebert, age 40, the Company’s former Senior Vice President – Operations, replaces Mr. Taylor as Executive Vice President – Home Depot Stores. Mr. Liebert’s appointment is subject to no fixed term.
     Mr. Liebert has been with the Company for two years. Since June 2004, he has served as Senior Vice President – Operations and as Vice President – Operations from August 2003 to June 2004. From 2001 until 2003, Mr. Liebert served as Division President of Circuit City Stores, Inc.
     Mr. Liebert’s annual base salary will be $575,000, and he will also be entitled to participate in the Company’s Management Incentive Program, which provides an annual incentive target of up to 100% of his base salary, based on achieving established goals. Mr. Liebert will also be eligible to participate in the Company’s Long-Term Incentive Plan, which provides an incentive target of 75% of his base salary, based on a three-year performance period that begins annually. In connection with his appointment, the Leadership Development and Compensation Committee authorized the award to Mr. Liebert, effective at the next regularly scheduled meeting of the Committee, of a special grant of 40,000 non-qualified stock options exercisable in accordance with the 2005 Omnibus Stock Incentive Plan, of which 25% will become exercisable on each of the second through fifth anniversaries of the grant date and all of which will expire on the earlier to occur of the tenth anniversary of the grant date and a specified period after termination of employment.
     In addition to benefits available to all salaried associates of the Company, Mr. Liebert will receive additional benefits consisting of (i) a $250,000 death benefit only insurance policy; (ii) a benefit allowance of $25,000 in the Company’s Supplemental Executive Choice Program (providing for the purchase of additional insurance or the reimbursement of financial services or health care expenses); and (iii) continued participation in the Company’s leased car program.
     Upon termination of Mr. Liebert’s employment by the Company, Mr. Liebert is subject to confidentiality restrictions and non-compete and non-solicitation provisions during the 36-month period following the termination of his employment by the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release Dated August 19, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOME DEPOT, INC.
By:	/s/ Frank L. Fernandez
	Name:	Frank L. Fernandez
	Title:	Executive Vice President, Secretary and General Counsel

Date: August 19, 2005

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release Dated August 19, 2005